Exhibit 99.1
Schlumberger Announces First-Quarter 2011 Results
Paris, April 21, 2011 — Schlumberger Limited (NYSE:SLB) today reported first-quarter 2011 revenue of $8.72 billion versus $9.07 billion in the fourth quarter of 2010 and $5.60 billion in the first quarter of 2010.
Net income attributable to Schlumberger, excluding charges, was $972 million—a decrease of 16% sequentially but an increase of 30% year-on-year. Diluted earnings-per-share, excluding charges, was $0.71 versus $0.85 in the previous quarter, and $0.62 in the first quarter of 2010.
Schlumberger recorded charges of $0.02 per share in the first quarter of 2011, $0.09 in the fourth quarter of 2010, and $0.06 in the first quarter of 2010.
Oilfield Services revenue of $8.12 billion decreased 4% sequentially but increased 45% year-on-year. Pretax segment operating income of $1.46 billion was down 14% sequentially but increased 40% year-on-year.
Distribution revenue of $601 million increased 4% sequentially. Pretax segment operating income of $22 million improved 7% sequentially.
Schlumberger Chairman and CEO Andrew Gould commented, “First-quarter results compounded the normal sequential drop in product, software and multiclient sales with exceptional weather conditions in the US and Australia and multiple activity disruptions from political unrest.
Reservoir Characterization saw this decline in sales of multiclient seismic and software. Wireline was adversely affected by weather in Australia and political unrest in North Africa and the Middle East but the underlying trends were positive and absent exceptional items, Wireline growth was encouraging—particularly for higher technology services.
The recent completion of various licensing rounds around the world will ensure sustained marine seismic activity for the rest of the year. The anticipated increases in exploration budgets and the advent of additional development activity, especially in the Middle East and North America, will rapidly improve business conditions for Wireline and Testing Services. The continued success of new Petrel releases, particularly for exploration, will ensure further strong performance from SIS.
Despite the seasonal drop in Russia and at M-I SWACO, Drilling Group revenue increased through excellent performance at IPM Well Construction, particularly in Iraq. In addition, growth in revenue synergies with Smith and Geoservices products and services was very strong. For Drilling & Measurements, service pricing remains extremely competitive internationally but excellent service quality and advanced technology allows this effect to be offset to some degree. Activity increases later in the year should lead to considerable tightening of capacity in this market with consequent effects on price.
Reservoir Production continued to make strong gains in North America in both activity and pricing, which more than compensated for the absence of the gain share project that was recognized in the fourth quarter. The first quarter also saw continued strong sales of new technology with HiWAY stimulation and ACTive coiled-tubing services being in particular demand. There was also significant success in international unconventional gas activity.
The absence of oil production from Libya, combined with continued recovery in demand, has reduced the world’s spare capacity significantly. The call on both fuel oil and natural gas will increase as Japan recovers. The exploration and production industry has begun to respond and, absent a further leg to the recession, will have to substantially increase investment to maintain a comfortable supply cushion in an era of political uncertainty. We anticipate that high oil prices will continue to support additional drilling in the liquid-rich plays in North America.

The upturn in deepwater activity more generally is becoming increasingly visible, and the rate of permitting in the US Gulf of Mexico is accelerating. Middle East activity is increasing substantially, led by Saudi Arabia and Iraq.
These activities will progressively mobilize over the next six months and the projected increases will reach levels where resources will become constrained. Schlumberger is ready for this scenario with new technology, equipment and people. Our Excellence in Execution initiative, which started in 2007, is already paying dividends, and will continue to do so.”
Other Events:
•	During the quarter, Schlumberger repurchased 9.7 million shares of its common stock at an average price of $87.18 for a total purchase price of $844 million under the stock repurchase program approved by the Schlumberger Board of Directors on April 17, 2008.
•	During the quarter, Schlumberger repurchased the remaining outstanding long-term fixed rate debt assumed in the merger with Smith International, Inc. for $1.3 billion.
•	On April 5, 2011, Schlumberger completed the divestiture of its Global Connectivity Services business for $397.5 million in cash.

Consolidated Statement of Income
(Stated in millions, except per share amounts)

	Three Months
Periods Ended March 31	2011	2010

Revenue	$8,716	$5,598
Interest and other income, net (1)	31	64
Expenses
Cost of revenue	7,060	4,415
Research & engineering	249	207
General & administrative	93	72
Merger & integration(2)	34	35
Interest	73	45

Income before taxes	1,238	888
Taxes on income (2)	295	214

Net Income	943	674
Net Loss (Income) attributable to noncontrolling interests	1	(2)

Net Income attributable to Schlumberger(2)	$944	$672

Diluted Earnings Per Share of Schlumberger(2)	$0.69	$0.56

Average shares outstanding	1,360	1,195
Average shares outstanding assuming dilution	1,375	1,215

Depreciation & amortization included in expenses(3)	$788	$620

1)	Includes interest income of: Three months 2011 — $10 million (2010 — $17 million)

2)	See page 6 for details of charges.

3)	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet
(Stated in millions)

	Mar. 31,	Dec. 31,
	2011	2010

Assets
Current Assets
Cash and short-term investments	$4,163	$4,990
Receivables	8,891	8,278
Other current assets	5,157	4,830

	18,211	18,098
Fixed income investments, held to maturity	458	484
Fixed assets	12,218	12,071
Multiclient seismic data	434	394
Goodwill	13,978	13,952
Other intangible assets	5,079	5,162
Other assets	1,994	1,606

	$52,372	$51,767

Liabilities and Equity

Current Liabilities
Accounts payable and accrued liabilities	$6,328	$6,488
Estimated liability for taxes on income	1,544	1,493
Short-term borrowings and current portion of long-term debt	2,189	2,595
Dividend payable	338	289

	10,399	10,865
Long-term debt	6,422	5,517
Postretirement benefits	1,253	1,262
Deferred taxes	1,702	1,636
Other liabilities	1,182	1,043

	20,958	20,323
Equity	31,414	31,444

	$52,372	$51,767

Net Debt
“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of changes in Net Debt for the year follow:
(Stated in millions)

Three Months	2011

Net Debt, January 1, 2011	$(2,638)
Net income	943
Depreciation and amortization	788
Pension and other postretirement benefits expense	94
Excess of equity income over dividends received	(21)
Stock-based compensation expense	67
Changes in working capital	(1,216)
Capital expenditures	(770)
Multiclient seismic data capitalized	(83)
Dividends paid	(291)
Proceeds from employee stock plans	236
Stock repurchase program	(844)
Business acquisitions and minority interest investments	(74)
Pension and other postretirement benefits funding	(49)
Other	(84)
Translation effect on net debt	(48)

Net Debt, March 31, 2011	$(3,990)

	Mar. 31,	Dec. 31,
Components of Net Debt	2011	2010

Cash and short-term investments	$4,163	$4,990
Fixed income investments, held to maturity	458	484
Short-term borrowings and current portion of long-term debt	(2,189)	(2,595)
Long-term debt	(6,422)	(5,517)

	$(3,990)	$(2,638)

Charges
In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this First-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:
(Stated in millions, except per share amounts)

	First Quarter 2011
			Noncont.			Income Statement
	Pretax	Tax	Interest	Net	Diluted EPS	Classification

Net Income attributable to Schlumberger, as reported	$1,238	$295	$(1)	$944	$0.69

Merger and integration costs	34	6	—	28	0.02	Merger & integration

Net income attributable to Schlumberger, excluding charges	$1,272	$301	$(1)	$972	$0.71

	Fourth Quarter 2010
			Noncont.			Income Statement
	Pretax	Tax	Interest	Net	Diluted EPS(*)	Classification

Net Income attributable to Schlumberger, as reported	$1,335	$290	$2	$1,043	$0.76

Restructuring and Merger-Related Charges:
Inventory fair value adjustments	115	42	—	73	0.05	Cost of revenue
Merger-related employee benefits	16	4	—	12	0.01	Merger & integration
Professional fees and other	17	1	—	16	0.01	Merger & integration
Repurchase of bonds	32	12	—	20	0.01	Restructuring & other

Net income attributable to Schlumberger, excluding charges	$1,515	$349	$2	$1,164	$0.85

	First Quarter 2010
			Noncont.			Income Statement
	Pretax	Tax	Interest	Net	Diluted EPS	Classification

Net Income attributable to Schlumberger, as reported	$888	$214	$2	$672	$0.56

Merger related costs	35	—	—	35	0.03	Merger & integration
Impact of elimination of tax deduction related to Medicare Part D subsidy	—	(40)	—	40	0.03	Taxes on income

Net income attributable to Schlumberger, excluding charges	$923	$174	$2	$747	$0.62

(*)	Does not add due to rounding

Product Groups
(Stated in millions)

	Three Months Ended
	Mar. 31, 2011		Dec. 31, 2010
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
Reservoir Characterization	$2,193	$460	$2,490	$673
Drilling	3,204	467	3,226	467
Reservoir Production	2,716	528	2,782	581
Eliminations & other	9	—	(7)	(25)

	8,122	1,455	8,491	1,696
Distribution	601	22	576	21
Eliminations	(7)	—	—	—

	8,716	1,477	9,067	1,717
Corporate & Other	—	(143)	—	(153)
Interest Income	—	9	—	9
Interest Expense	—	(71)	—	(58)
Charges & Credits	—	(34)	—	(180)

	$8,716	$1,238	$9,067	$1,335

Geographic Areas
(Stated in millions)

	Three Months Ended
	Mar. 31, 2011		Dec. 31, 2010
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Oilfield Services
North America	$2,589	$595	$2,596	$588
Latin America	1,386	217	1,389	207
Europe/CIS/Africa	2,190	273	2,454	451
Middle East & Asia	1,848	405	1,983	464
Eliminations and other	109	(35)	69	(14)

	8,122	1,455	8,491	1,696
Distribution	601	22	576	21
Eliminations	(7)	—	—	—

	8,716	1,477	9,067	1,717
Corporate & Other	—	(143)	—	(153)
Interest Income	—	9	—	9
Interest Expense	—	(71)	—	(58)
Charges & Credits	—	(34)	—	(180)

	$8,716	$1,238	$9,067	$1,335

Interest income and interest expense exclude interest included in the product groups and geographic areas results.

Oilfield Services
First-quarter revenue of $8.12 billion decreased 4% sequentially but increased 45% year-on-year. The impacts of extraordinary geopolitical events in North Africa and the Middle East as well as severe weather in the US and Australia during the quarter affected all three Product Groups and accounted for approximately half of the sequential decrease in total Oilfield Services revenue.
Excluding the impact of these geopolitical and weather events, sequential revenue performance varied by Group. Reservoir Characterization revenue decreased primarily on lower WesternGeco multiclient and Schlumberger Information Solutions (SIS) software sales following their fourth-quarter 2010 seasonal highs as well as on lower Testing Services activity, but these effects were partially offset by higher Wireline activity, particularly in North America. Drilling revenue increased on higher IPM Well Construction activity in the Middle East & Asia, Latin America and Europe/CIS/Africa Areas, which was partially offset by a decrease in M-I SWACO revenue following the high product sales of the fourth quarter, and by lower Drilling & Measurements revenue through a less favorable activity mix and lower pricing in Europe/CIS/Africa. Reservoir Production revenue increased sequentially on higher pricing and activity in North America, although this was partially offset by the absence of the Integrated Project Management (IPM) gain share payout in North America and the absence of the Artificial Lift and Completions Systems equipment sales seen in the fourth quarter.
On a geographical basis, Europe/CIS/Africa revenue decreased sequentially primarily due to disruptions resulting from the political unrest in North Africa, a less favorable revenue mix coupled with lower software sales in the North Sea GeoMarket, and seasonally lower activity in Russia. Middle East & Asia revenue was lower as increasing IPM activity in Iraq and shale gas activity in India were insufficient to offset the impact of geopolitical events in the Middle East, seasonally lower software and equipment sales, and weather-related slowdowns in Australia. In North America, higher pricing for Well Services technologies, stronger winter season activity in Canada, and increased demand for M-I SWACO services fully offset lower WesternGeco multiclient sales, the non-recurrence of the IPM gain share payout, and the impact of weather-related slowdowns on land in the US. In Latin America, increased WesternGeco and M-I SWACO activity in the Brazil GeoMarket balanced lower offshore activity and reduced software sales in the Mexico/Central America GeoMarket.
First-quarter pretax operating income of $1.46 billion decreased 14% sequentially but increased 40% year-on-year. Pretax operating margin decreased 206 basis points (bps) sequentially to 17.9% primarily due to the reduced software and equipment sales as well as the lower WesternGeco multiclient sales; the non-recurrence of the IPM gain share payout; the impact of the geopolitical events in North Africa and the Middle East; and the weather-related slowdowns in the US and Australia.
The quarter’s technical highlights were led by rapid growth in the deployment of Well Services HiWAY* flow-channel hydraulic fracturing technology. Total job count is now approaching 1,000 with 528 stages completed in the first quarter of 2011 compared to 102 in the fourth quarter of 2010. The first horizontal openhole well in the Bakken shale with 19 stages has been successfully completed while the first job has been conducted in the Middle East. A significant number of opportunities for future jobs are now under evaluation and new fields for HiWAY technology deployment are under discussion in the US, Canada, Argentina, India, Oman, Saudi Arabia, Egypt, Algeria, Congo and Angola.
Integration between Groups and Technologies was evidenced by a number of other technical highlights during the quarter.
For example, in Brazil, the OGX Waimea well has been drilled and completed exclusively with Schlumberger services from Drilling & Measurements, Wireline, Testing Services, Well Services, M-I SWACO, Bits & Advanced Technologies and Drilling Tools & Remedial. Schlumberger also installed the wellhead and stimulated eight sections of the horizontal openhole completion using the Well Services FlexSTIM* modular offshore stimulation vessel recently introduced in Brazil to support OGX in the Campos basin. The Waimea well is the first multistage horizontal completion in a carbonate formation in Brazil and was completed with a 1,000-m horizontal leg that achieved 74% reservoir contact in a formation where no offset well data were available. Following this success, OGX has ordered five additional multistage completion systems for upcoming work.
A number of Schlumberger services were also deployed for Tullow Oil in French Guiana on an ultradeepwater deviated wildcat exploration well. Technologies and services from Drilling & Measurements, M-I SWACO, Geoservices, Smith Bits, Drilling Tools & Remedial and Wireline are being coordinated by IPM on an operation that involves long supply lines and the lack of any local oilfield infrastructure. The project was mobilized on an extremely aggressive schedule and used a new rig to drill in over 2,000 m of water in an area without any offset well data.
In Argentina, Schlumberger successfully performed the first fracture stimulation treatment ever done in a shale gas well in South America on the Loma la Lata Field for YPF S.A. The operation is the largest stimulation treatment ever performed in the region and was designed using the latest technology developed to optimize placement in an integrated effort between Data & Consulting Services, Wireline and Well Services. The operation presented a number of logistical challenges that were successfully overcome, resulting in flawless execution.
Artificial Lift and Testing Services successfully completed a heavy oil well test on the Xcite Energy Bentley appraisal well in the UK sector of the North Sea, achieving all key test objectives. REDA* electrical submersible pumps, SCAR* inline independent reservoir fluid sampling, and PhaseTester* portable multiphase well testing equipment with Vx* multiphase well testing technology were successfully used in combination while continuous real-time surveillance and reservoir engineering expertise from the Artificial Lift Surveillance Center in Scotland helped ensure a successful test.
A number of contract awards that illustrate the Schlumberger geographical footprint were recorded.
BP Iraq N.V. awarded Schlumberger a two-year contract for bundled services to complete the drilling of 46 re-entry wells and 25 new wells that will require a total of 4 rigs. The contract covers technologies from Wireline, Drilling & Measurements, Geoservices, M-I SWACO and Well Services.
In Ghana, Hess Ghana Exploration Limited awarded Schlumberger a contract for wireline logging services on their upcoming exploration campaign. The award was based on Schlumberger presence and infrastructure in the region, together with the availability of technology for deployment on deepwater frontier projects in the Gulf of Guinea.
WesternGeco also secured significant contract awards during the quarter. In the North Sea, BP awarded two contracts for 4D monitor programs, one each in Norway and the UK using Q-Marine Solid* streamer technology. Offshore South Africa PetroSA awarded WesternGeco two Q-Marine* surveys covering a total of approximately 3,000 km2. The first of these will use the DISCover* deep interpolated streamer coverage acquisition technique that delivers broadband seismic data. BP Indonesia awarded WesternGeco a three-year contract for the processing of seismic data from offshore Indonesia and other areas in South East Asia. The processing will be carried out in the WesternGeco GeoSolutions center in Jakarta using advanced imaging workflows.
Reservoir Characterization Group
First-quarter revenue of $2.19 billion was 12% lower sequentially and decreased 2% year-on-year. Pretax operating income of $460 million was 32% lower sequentially and decreased 19% year-on-year.
Sequentially, Group revenue was severely impacted by disruptions from the geopolitical events in North Africa and the Middle East. WesternGeco revenue decreased following the fourth-quarter surge in multiclient sales in the US Gulf of Mexico and through lower Land activity as a consequence of the geopolitical events while Marine revenue increased due to a more favorable revenue mix. SIS revenue fell sharply from seasonally lower software sales across all geographic Areas. Testing revenue decreased on reduced equipment sales and activity, especially in Latin America; on completion of projects in the Australia/Papua New Guinea and East Asia GeoMarkets; on the winter seasonal slowdown in Russia; and on the geopolitical events. Wireline revenue was flat sequentially as strong winter activity in Canada was offset by the impact of the geopolitical events and weather slowdowns in Australia.
Pretax operating margin decreased 606 bps sequentially to 21% primarily due to the seasonally lower multiclient and software sales, the impact of the geopolitical events, the poor weather conditions in Australia, and the lower Testing activity in Latin America and Asia.
Reservoir Characterization Group activities saw a number of new or significant technology deployments in the quarter.
WesternGeco completed acquisition of a survey in the Santos basin, Brazil, for Petrobras using the Coil Shooting* single-vessel full-azimuth acquisition technique—the first such survey offshore Latin America. WesternGeco also completed acquisition of approximately 2,800 km2 of marine seismic data in the equatorial margin region of Brazil where more than half of the survey was contracted by Petrobras and the remaining data acquired as a multiclient survey. The acquisition was performed using Q-Marine Solid streamer technology. All data sets are now undergoing processing at the Schlumberger Brazil Research and Geoengineering Center in Rio de Janeiro.
Also in Brazil, Petrobras awarded WesternGeco acquisition and processing contracts for 10,600 km2 of development seismic data offshore. The data will be acquired with the Q-Marine point-receiver system and processed with close collaboration between WesternGeco and Petrobras teams in the Schlumberger Brazil Research and Geoengineering Center.
WesternGeco was awarded a Coil Shooting contract by Total Exploration and Production Angola, a Total subsidiary and partner. This will be the first such full-azimuth seismic survey in West Africa, is located in Angola on Block 33-Calulu, and includes a large long-offset narrow-azimuth survey. WesternGeco will apply advanced processing technologies to the complex dataset, including 3D generalized surface multiple prediction (GSMP), reverse time migration (RTM), and beam depth migrations using a tilted transverse isotropy model.
In North America, WesternGeco completed acquisition of the E-Octopus XI wide-azimuth multiclient survey in the Keathley Canyon area of the central Gulf of Mexico. This project will create a seamless wide-azimuth image across the previously acquired E-Octopus I, II, IV, IX and X multiclient surveys. On other surveys in the central Gulf of Mexico, final multiclient processing products including anisotropic RTM volumes were delivered on the Freedom and Liberty wide-azimuth joint-venture projects with TGS-NOPEC Geophysical Company. These two projects consist of more than 800 Outer Continental Shelf blocks in the Mississippi Canyon, Atwater Valley and Green Canyon areas.
Wireline Dielectric Scanner* technology continued deployment in Saudi Arabia, being run in an exploration well that was expected to contain heavy oil. The results indicated one formation to be saturated with fresh water, and this was later confirmed with MDT* modular formation dynamics tester technology. In this well, the Dielectric Scanner service provided timely information to optimize the wireline formation tester sampling program and avoid unnecessary drill stem tests.
An intensive formation evaluation program was successfully accomplished for Ural Oil and Gas, a joint venture between Meridian Petroleum, MOL and FIOC-SINOPEC, on their first exploration well in Kazakhstan. Several unique Wireline technologies, including the Sonic Scanner* acoustic scanning platform, the In-Situ Fluid Analyzer*

system, and the slimhole PressureXpress* reservoir pressure while logging service, enabled the operator to significantly enhance understanding of the reservoir. In addition, the Isolation Scanner* cement evaluation service was used for cement quality determination, while MDT modular formation dynamics tester technology provided detailed reservoir characterization information through interval pressure transient testing. The program also included borehole seismic profiling and sidewall core recovery.
In the Rockies, operator Whiting Oil & Gas utilized the Wireline FMI* Fullbore MicroImager and MDT Modular Formation Dynamics Tester technologies to optimize production and horizontal well design through the accurate determination of maximum horizontal stress in the liquids-rich Niobrara play. In the DJ Basin, the targeted Niobrara Formation typically shows few drilling induced fractures or significant contrasts between maximum and minimum horizontal stress. The MDT tool was used to induce localized fractures in several potential horizontal target zones with follow-up FMI measurements recording images of the fractures to determine maximum horizontal stress orientation. The stress data helped the operator design an optimized drilling program relative to the localized stress regime.
In China, Wireline dual CHDT* cased-hole dynamics tester tools were run on the world’s longest TLC* tough logging conditions system in a highly deviated well for CACT Operators Group to a total measured depth of 7 km. Three pressure and sampling stations were completed to deliver real-time determination of fluid type and composition that helped the client make the decision to produce the well—which is now flowing at a rate of more than 1,100 bbl/d. The job was completed in 8 days, translating to a 60% saving in rig time over other potential solutions. Careful planning, smooth operations, and real-time technical support ensured flawless execution.
In Norway, Statoil awarded SIS a three-year contract for hosting their international seismic prestack data. Traditionally, SIS has successfully hosted the international poststack seismic for Statoil utilizing the ProSource* E&P corporate information management system. The amalgamation of both types of data with ProSource technology enables Statoil to have fast, intuitive, and single-point access to all their international seismic data.
Lagopetrol, a joint venture between PDVSA and Maurel & Prom, has awarded Data & Consulting Services a reservoir geomechanics project for the Eocene B2X 70/80 reservoir in the Maracaibo Lake area to help optimize an infill drilling and water injection campaign. The reservoir is estimated to have produced approximately 7% of the oil originally in place but reservoir pressure has fallen considerably indicating the need for secondary recovery that could add significant reserves. The project workscope includes a data audit, building a mechanical earth model (MEM) based on fifteen wells, analysis of wellbore stability, a static model of the reservoir and Petrel* 3D MEM and VISAGE* pre-production stress modeling. The award was based on strong teamwork between Schlumberger and PDVSA global account management, and demonstrates the value of Schlumberger technology in helping achieve production objectives.
Drilling Group
First-quarter revenue of $3.20 billion was 1% lower sequentially but 120% higher year-on-year. Pretax operating income of $467 million was flat sequentially but increased 71% year-on-year.
Sequentially, the decrease in Group revenue was primarily due to disruptions resulting from geopolitical events in North Africa and the Middle East. Excluding the impact of these disruptions, Group revenue increased sequentially but varied by Technology. IPM Well Construction revenue increased on strong activity growth in Iraq, Mexico and Russia. Drilling & Measurements revenue declined from lower activity and pricing in Europe and Africa and the completion of offshore exploration projects in Australia/Papua New Guinea—although these effects were mitigated by the return of some deepwater work in the US Gulf of Mexico and by an increase in activity in Latin America and Russia. Following strong product sales in the fourth quarter of 2010 and despite continued

strong activity in North America, M-I SWACO revenue decreased as a result of the weather-related slowdowns in Australia as well as a result of delayed projects in the Europe/CIS/Africa Area.
Sequentially, pretax operating margin was essentially flat at 14.6% as the contribution from the increased IPM Well Construction activity was offset by the impact of activity declines for M-I SWACO and reduced pricing for Drilling & Measurements services.
Drilling Group Technologies helped customers improve performance in a number of key areas.
In Russia, Schlumberger was a key contributor to the successful drilling and completion of the world’s longest extended-reach well at the remote sub-arctic Odoptu field. Odoptu OP-11, drilled by Exxon Neftegas Limited, operator of the Sakhalin-1 Project, reached a record measured depth of 12,345 m (7.67 miles) in only 60 days. This well also holds the new record for horizontal reach at 11,475 m (7.13 miles). The well was drilled with the use of Drilling & Measurements PowerDrive X5* and PowerDrive Xceed* rotary steerable systems, and StethoScope*, EcoScope*, TeleScope*, arcVISION* and proVISION* logging-while-drilling and measurement-while-drilling technologies. Several technology innovations featured during the execution of the well, including best-in-class data transmission rates and high-accuracy vertical-depth positioning with independent validation from StethoScope* pressures in real time. Each section of the well was drilled in a single pass, delivering on the Schlumberger commitment to world-class service quality for its customers under the most challenging conditions.
In East Texas, operator Anadarko Petroleum ran the PowerDrive Archer* slimhole rotary steerable system to drill the 8 3/4-in curve on a recent Cotton Valley well. With traditional downhole motors, Cotton Valley wells typically take seven to eight days to land the curve, using three insert bits. With PowerDrive Archer technology, the curve was landed in four days. The new service enabled the section to be drilled at a higher buildup rate than with other rotary steerable systems and increased rate of penetration (ROP) significantly.
Advanced Drilling & Measurements technologies were successfully deployed in the first five wells of the N’Dola drilling campaign in Angola for Chevron. A bottomhole assembly combining the PowerDrive rotary steerable system and ImPulse* integrated measurement-while-drilling platform with StethoScope formation-pressure-while-drilling, SonicScope* multipole sonic-while-drilling, and adnVISION* azimuthal density neutron logging-while-drilling technologies was run to acquire critical logging data while drilling and steering the well. ImPulse and adnVISION data quality was excellent, permitting complete formation evaluation interpretation while drilling without compromising petrophysical workflow. SonicScope technology provided robust real-time acoustic measurements of shear and compressional slowness for formation evaluation, geomechanics and seismic correlation while StethoScope measurements were used to evaluate each layer, optimize completion and fracture designs, and significantly improve overall field understanding.
Drilling & Measurements PowerDrive X5 rotary steerable technology has been deployed on a well for Energean Oil & Gas in the Prinos field offshore Greece to boost production. The technology mitigated risk in drilling operations in zones that experienced borehole instability and stuck pipe in the past, and enabled efficient drilling of both sections of the well in single runs with drilling being 47% faster than planned. The technology is expected be used in other wells planned in the Prinos and Epsilon fields.
The CACT Operators Group completed two challenging thin oil column side-tracked wells in the South China Sea using Drilling & Measurements PowerDrive X5 rotary steerable systems with PeriScope bed boundary mapper technology in the horizontal sections. Both wells produced a total of 4,100 bbl/d—a figure significantly higher than the target of 2,400 bbl/d—and achieved cost savings of 21% compared to budget.
In Australia, the Drilling & Measurements PowerDrive vorteX* powered rotary steerable system and the PowerV* vertical drilling system with a high-performance PowerPak ERT* power section was used for Eni to maintain hole verticality in an area traditionally associated with strong formation-induced deviation effects. Not only did Eni maintain a well inclination below 0.14° resulting in total bottom-hole displacement of less than 2 ft, but the additional torque generated by the PowerPak ERT power section delivered a 24% improvement in ROP compared to an offset well.
In Mexico, advanced Drilling & Measurement technologies have continued market deployment for PEMEX. In the South Region, Drilling & Measurements technology successfully geosteered a well with the PeriScope bed boundary mapper system to re-enter a target sand 30 ft below the well landing point. The success of this operation enables PEMEX to continue using horizontal drilling effectively in the region. Elsewhere, Drilling & Measurements technologies helped PEMEX improve drilling performance in the East Region where more than 10 days were saved in the 12 1/4-in section of one well through the use of PowerDrive rotary steerable systems. In the same region, Schlumberger was also able to deploy a complete set of logging-while-drilling services, including SonicScope multipole sonic-while-drilling technology, in a well where regular wireline services could not be run due to tar deposit restrictions.
M-I SWACO Ultradril* high performance water-base mud system has been used to batch drill five wells for Premier Oil in the Indonesian Natuna Sea, Block-A. The Natuna area is known for highly unconsolidated sands and reactive clays where synthetic-base fluid was predominantly utilized. With an initiative from Premier Oil to minimize the use of non-aqueous fluids and reduce impact on the environment, and with the technical knowledge brought forward by the Indonesian and regional support teams, the Ultradril system was proposed. All five wells were drilled and completed successfully with minimal fluid-related problems.
In Russia, the KLA-SHIELD* high-performance water-base drilling fluid has been used for Nova Energeticheskie Uslugy LLC (Investgeoservis Managing Company) at the Vostochno-Tarkosalinskoe field operated by NOVATEK JSC. The system was used to drill intermediate and production intervals and to drill and core a pilot hole. The application of KLA-SHIELD technology allowed the operator to reduce non-productive time and total drilling days to reach total depth. The KLA-SHIELD drilling fluid ensured hole stability and low washout.
Smith Bits Spear* shale-optimized steel-body PDC drill bits, commercially introduced at the March 2011 IADC show in Amsterdam, have already been deployed in shale plays in North America. In the Marcellus shale, EOG Resources used a Spear drill bit in 7 7/8-in hole drilled from kick off to final depth in just 3.2 days—saving 2.7 days from the field average. The unique Spear design allows for stable directional control during the curve, faster ROP in the lateral, and the durability to perform both sections in a single run. The bit technology also reduces the risk of bit balling and plugged nozzles.
In the Santos basin offshore Brazil, Petrobras recently utilized a Smith Bits MSi813 PDC with ONYX* cutters and SHARC* high-abrasion resistance geometry. This combination of cutting elements allows faster ROP and improved bit durability resulting in the section being drilled in two runs rather than four, and with ROPs of 4m/hr—double the field average. The faster penetration rate with fewer runs reduced the cost per meter of drilling in the presalt section by 67%.
Growth in IPM Well Construction activity was evidenced by technical highlights in Russia and Iraq.
In Russia, integration of Drilling & Measurements and Data & Consulting Services technologies within an IPM contract led to successful completion of Phase 2 of a four-well pilot project for Lukoil Krasnoleninskoye in Western Siberia. The main objective of increased oil production and reduced water cut in fractured horizontal wells in a reservoir where a thin barrier between the oil-bearing formation and the underlying water sand required well placement within 2 m of the top of the oil sand. Each well was geosteered using PeriScope bed boundary mapper technology and achieved average net to gross pay ratios of 97%.
New Schlumberger technologies and processes are also contributing to continuing performance improvements on the Rumaila contract for BP in Iraq. In addition to an IPM real-time enabled operations cell, casing drilling, advanced cement slurries, logging-while-drilling services and cased-hole logs have led to a time reduction of 37% between the first and second groups of wells drilled. The third group of wells has yielded further improvement to reach a 50% reduction over the first wells. Several step changes in procedure implemented over the project contributed to these savings as well as to enhanced operational safety.
Reservoir Production Group
First-quarter revenue of $2.72 billion decreased 2% sequentially but increased 44% year-on-year. Pretax operating income of $528 million was 9% lower sequentially but more than tripled year-on-year.
Sequentially, the decrease in Group revenue was largely due to the impact of geopolitical events in North Africa and the Middle East as well as to the severe weather in the US and Australia. Excluding these impacts, Group revenue increased as higher pricing and strong demand for Well Services technologies in North America more than offset the non-recurring prior quarter’s IPM gain share payout in North America and the seasonally lower Artificial Lift and Completions Systems equipment sales.
First-quarter pretax operating margin decreased 145 bps to 19.4%, primarily due to the non-repetition of the IPM gain share payout, the lower Artificial Lift and Completion Systems equipment sales, and the impact of geopolitical events and weather.
Reservoir Production Group highlights included technology deployments in a number of key areas.
As part of IPM operations on the Rumaila field in Iraq, Well Services LiteFIL* cement additive for low-density slurries and CemNET* advanced fiber technology are helping overcome lost circulation challenges during 9 5/8-in casing cementing operations. The new technologies have led to reduced time and lower operational risk by allowing the 9 5/8-in jobs to be performed in a single stage rather than using the two-stage technique standard in this field since the 1970s.
New Well Services ACTive* in-well live performance technology and Jet Blaster* jetting scale removal service were used to remove scale in a natural gas well in Saudi Arabia. The ACTive fiber-optic system provided real-time bottom-hole pressure measurements for continuous monitoring of solids within the coiled tubing and the completion annulus—factors critical for cleanout optimization and stuck pipe prevention. The wellbore was cleaned of scale at the first attempt enabling a whipstock to be run successfully.
Well Services Losseal* fiber-based lost-circulation pills were pumped to control fluid loss in a well offshore Saudi Arabia. Prior to treatment, a total of 12 standard 100-bbl pills and 7 conventional and thixotropic cement plugs had been pumped. After 12 days of using standard treatments, it was decided to proceed with Losseal technology, which consists of three key components—the base viscous fluid, an optimized solids package and a dual-fiber material. After treatment, the loss rate had been reduced by more than 95%.
In Kuwait, Well Services ACTive in-well live performance technology was deployed in an openhole horizontal well in a carbonate reservoir to shut-off water production using a combination of mechanical and chemical isolation techniques. Real-time downhole measurements from the ACTive fiber-optic cable enabled reliable bridge plug inflation under sub-hydrostatic conditions and played a vital role in fine-tuning the gel concentration required to achieve successful cut-off. As a result of this holistic approach, 4,000 bbl/d of water production was eliminated with a 30% gain in oil production.
A combination of new Schlumberger production technologies helped clean a production well in the Hassi Messaoud field for Sonatrach in Algeria. ACTive in-well live performance coiled-tubing with fiber-optic capability was used with the Discovery MLT* multilateral tool to access both laterals of the well in substatic reservoir conditions. The integrated technologies minimized orienting time downhole and successfully restored production.
In Tunisia, new Well Services coiled-tubing technology was introduced on a number of operations. On one well for BG Tunisia, CTL* coiled-tubing logging was used to deploy the Wireline FloScan Imager* horizontal and deviated well production logging system to acquire the data needed to enable BG Tunisia to reduce water cut in the well. Elsewhere, Vantage* intelligent coiled-tubing intervention tools were used with PURE* clean perforating technology in the challenging environment of high temperature and high hydrogen-sulphide content. A total of six runs were performed without problem on what was the first Vantage operation in Tunisia, and the first worldwide under such conditions.
Successes were also scored by Schlumberger Completions and Artificial Lift.
Offshore Norway, lead vendor Schlumberger Completions installed flow control valves and gauges in an Oseberg Sør well for Statoil. The dual-zone multilateral completion included individual flow control valves for both main bore and lateral, FloWatcher* integrated permanent production monitoring in the lateral, and a dual WellNet* well surface-downhole communication system above a Schlumberger production packer. The 6,900 m. completion string was installed in 6.8 days.
In Azerbaijan a Schlumberger fiber-optic distributed temperature measurement (DTS) system has been deployed for AzRPU(BP) to monitor reservoir depletion in the ACG field. The DTS cable was pumped down an external conduit over the deviated well’s 4,635-m length, and then back to surface using a turnaround loop at total depth. DTS technology provides near real-time information on fluid entries into the wellbore avoiding discrete well interventions and production shut-downs. Such information is essential for maximizing oil recovery from water-flooded fields like ACG where 17 wells have now been equipped with similar systems.
In Ecuador, Schlumberger Completions is helping Petroamazonas EP produce 14,540 bbl/d from 8 wells on the Pañacocha field using dual concentric and selective completion technologies that allow production from two different pay zones with different pressure gradients.
Schlumberger Artificial Lift has also been awarded a five-year contract by Pluspetrol Norte S.A. for electrical submersible pump (ESP) products and services on Blocks 1AB and 8 in Peru. Direct collaboration efforts with Pluspetrol to continuously improve system performance and enhance technology application and support led to the contract award.
Schlumberger has successfully installed state-of-the-art Artificial Lift ESP systems in the Petrobras deepwater Jubarte field in the Campos basin in Brazil to support efforts to boost production. With close collaboration with Petrobras, this project incorporated key engineering developments for superior reliability and higher gas handling, as well as test and qualification for every individual system.

About Schlumberger
Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 108,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.
Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $27.45 billion in 2010. For more information, visit www.slb.com.
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*	Mark of Schlumberger or of Schlumberger Companies

†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. EcoScope service uses technology that resulted from this collaboration.
Notes
Schlumberger will hold a conference call to discuss the above announcement and business outlook on Thursday, April 21, 2011. The call is scheduled to begin at 7:00 a.m. US Central Time (CT), 8:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1092 within North America, or +1-612-332-0228 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 21, 2011 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 190450.
The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.
Supplemental information in the form of a question and answer document on this press release and financial schedules is available at www.slb.com/ir.
For more information, contact
Malcolm Theobald — Schlumberger Limited, Vice President of Investor Relations
Robert Bergeron — Schlumberger Limited, Manager of Investor Relations
Office +1 (713) 375-3535
investor-relations@slb.com